Exhibit 107

CALCULATION OF REGISTRATION FEE TABLES

Form S-8

Applied Energetics, Inc.

	Security Type	Title of Securities to be Registered	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issued or issuable upon vesting of RSUs	457	(c)	3,630,454	(1)	$1.97	$7,151,994.38	.0001476	$1,055.63
Fees Previously Paid	--	--	--		--		--	--	--	--
	Total Offering Amounts						--	7,151,994.38	--	1,055.63
	Total Fees Previously Paid						--	--	--	--
	Total Fee Offsets						--	--	--	--
	Net Fee Due						--	--	--	1,055.63

1.	Issued or issuable pursuant to the Restricted Stock Unit Agreements with certain individuals. In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, par value $0.001 per share, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
2.	Computed pursuant to Rule 457(c) of the Securities Act, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price based upon the average of the high and the low price on the OTC Markets Group’s OTCQB Market on May 20, 2024.